                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                             (Amendment No. 7 )(1)

                             Meade Instruments Corp.
                             -----------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                    583062104
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  May 10, 2006
                                  ------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing  person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box / /.

     NOTE. Schedules filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 63 Pages)

--------
(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                     Page 2 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              HUMMINGBIRD MANAGEMENT LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,813,288
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              2,813,288
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   2,813,288
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    14.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                     Page 3 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               HUMMINGBIRD CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,813,288
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              2,813,288
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   2,813,288
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    14.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                     Page 4 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               PAUL D. SONKIN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,853,954
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   43,100
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              2,853,954
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              43,100
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                  2,862,374
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    14.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                     Page 5 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               HUMMINGBIRD VALUE FUND, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  775,581
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              775,581
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                  775,581
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                     Page 6 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          HUMMINGBIRD MICROCAP VALUE FUND, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  818,478
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              818,478
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                  818,478
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                     Page 7 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          HUMMINGBIRD CONCENTRATED FUND, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,219,229
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,219,229
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                  1,219,229
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                     Page 8 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          SUMMIT STREET VALUE FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  574,989
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              574,989
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                  574,989
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                     Page 9 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          SUMMIT STREET MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  574,989
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              574,989
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                  574,989
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 10 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          SUMMIT STREET CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  574,989
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              574,989
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                  574,989
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 11 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          ARTHUR T. WILLIAMS, III
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   574,989
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              574,989
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                  574,989
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 12 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          JENNIFER A. WALLACE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   574,989
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              574,989
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                  574,989
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 13 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          MONARCH ACTIVIST PARTNERS LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  283,836
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              283,836
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    283,836
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 14 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          CHADWICK CAPITAL MANAGEMENT LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  283,836
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              283,836
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    283,836
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 15 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          JAMES M. CHADWICK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  283,836
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              283,836
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    283,836
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 16 of 63 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          SOHAIL MALAD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  283,836
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              283,836
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    283,836
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 17 of 63 Pages
------------------------                                  ----------------------

         The following  constitutes  Amendment No. 7 ("Amendment  No. 7") to the
Schedule  13D  filed by  Hummingbird  Management  LLC and its  affiliates.  This
Amendment No. 7 amends and restates such Schedule 13D in its entirety and is the initial filing of the other Reporting Persons named herein.

Item 1.         SECURITY AND ISSUER.

         This  statement  relates to shares of the Common Stock,  par value $.01
(the "Shares"),  of Meade Instruments  Corp. (the "Issuer").  The address of the principal executive offices of the Issuer is 6001 Oak Canyon, Irvine Ca 92618.

Item 2.         IDENTITY AND BACKGROUND.

         (a) (b) and (c) This statement is filed by  Hummingbird  Management LLC
("Hummingbird   Management"),   Paul  D.  Sonkin,   Hummingbird   Capital,   LLC
("Hummingbird  Capital"),  Hummingbird  Value Fund,  L.P.  ("HVF"),  Hummingbird
Microcap Value Fund, L.P. ("HMF"),  Hummingbird  Concentrated Fund, L.P., ("HCF"
and together with Hummingbird Management,  Hummingbird Capital, HVF, HMF and Mr.
Sonkin,  the  "Hummingbird  Entities"),  Summit  Street Value Fund,  LP ("SVF"),
Summit Street Management,  LLC ("Summit Management"),  Arthur T. Williams,  III,
Jennifer A. Wallace,  Summit Street Capital,  LLC ("Summit Capital" and together with  SVF,  Summit  Management,  Mr.  Williams  and  Ms.  Wallace,  the  "Summit
Entities"),  and Monarch  Activist  Partners LP  ("Monarch"),  Chadwick  Capital
Management LLC ("Chadwick Capital Management"),  Sohail Malad and James Chadwick
(together with Monarch,  Chadwick Capital Management and Mr. Malad, the "Monarch
Entities")  and The Meade Full Value  Committee (the  "Committee").  Each of the
foregoing  is  referred  to as a  "Reporting  Person"  and  collectively  as the
"Reporting  Persons."  Each of the  Reporting  Persons is party to that  certain
Joint Filing and Solicitation  Agreement,  as amended,  as further  described in
Item 6.  Accordingly,  the Reporting  Persons are hereby filing a joint Schedule
13D.

         The  principal  business of Mr.  Sonkin is acting a managing  member of each of Hummingbird  Management and Hummingbird  Capital. The principal business of Hummingbird Management is acting a investment manager of each of HVF, HMF and
HCF. The principal business of Hummingbird  Capital is acting as general partner of each of HVF, HMF, and HCF. The principal business of each of HVF, HMF, HCF is investing in securities. The principal office address of each of the Hummingbird
Entities is 460 Park Avenue, 12th Floor, New York, New York 10022.

         The  principal  business  of each of Mr.  Williams  and Ms.  Wallace is acting  co-managing  members  of  Summit  Management  and  Summit  Capital.  The principal  business of Summit Management is acting as investment manager of SVF.
The principal  business of Summit  Capital is acting as general  partner of SVF.
The principal  business of SVF is investing in securities.  The principal office address of each of the Summit Entities is 460 Park Avenue, 12th Floor, New York,
New York 10022.

         The  principal  business  of each of Mr.  Chadwick  and Malad is acting co-managing  members of Chadwick Capital  Management.  The principal business of
Chadwick  Capital  Management  is acting as  general  partner  of  Monarch.  The

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 18 of 63 Pages
------------------------                                  ----------------------

principal  business of Monarch is investing in securities.  The principal office address of each of the Chadwick Entities is 4510 Executive Drive, Suite 200, San
Diego, Ca 92121.

         The  Committee  is  composed  of each  of the  Reporting  Persons.  The
Committee is not a business entity and has no place of organization.

         (d) No Reporting Person has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) No Reporting Person has, during the last five years,  been party to
a  civil  proceeding  of  a  judicial  or   administrative   body  of  competent
jurisdiction and as a result of such proceeding was or is subject to a judgment, decree  or final  order  enjoining  future  violations  of,  or  prohibiting  or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) Each of  Messrs.  Sonkin,  Chadwick,  Williams  and  Malad  and Ms.
Wallace  is a citizen of the  United  States.  Each of HVF,  HMF,  HCF,  SVF and
Monarch are  Delaware  limited  partnerships.  Each of  Hummingbird  Management,
Hummingbird  Capital,  Summit  Capital,  Summit  Management,   Chadwick  Capital
Management is a Delaware limited liability company.

Item 3.         SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The  aggregate  purchase  price of the 775,581  Shares  owned by HVF is
$2,275,017  (including  brokerage  commissions).  The  Shares  owned by HVF were acquired with partnership funds.

         The  aggregate  purchase  price of the 818,478  Shares  owned by HMF is
$2,407,846  (including  brokerage  commissions).  The  Shares  owned by HMF were acquired with partnership funds.

         The aggregate  purchase  price of the 1,219,229  Shares owned by HCF is
$3,702,829  (including  brokerage  commissions).  The  Shares  owned by HCF were acquired with partnership funds.

         The aggregate purchase price of the 39,166 Shares and 1,500 Shares held in Mr.  Sonkin's  and  his  wife's  IRA  Accounts,  respectively,  are  $122,309
(including brokerage commissions) and $4,715(including  brokerage  commissions), respectively.  The Shares held in Mr.  Sonkin's IRA Accounts  were acquired with
Mr. Sonkin's  personal funds. The Shares held in Mrs. Sonkin's IRA Accounts were acquired with Mrs. Sonkin's personal funds.

         The aggregate  purchase price of the 43,100 Shares held in IRA Accounts of various  other  parties  over  which Mr.  Sonkin  has  dispositive  power are
$114,662 (including brokerage commissions). The Shares held in such IRA Accounts were acquired with  personal  funds of such party who owns the IRA Account.  Mr.
Sonkin disclaims beneficial ownership over such Shares.

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 19 of 63 Pages
------------------------                                  ----------------------

         The  aggregate  purchase  price of the 574,989  Shares  owned by SVF is
$1,348,921  (including  brokerage  commissions).  The  Shares  owned by SVF were acquired with partnership funds.

         The aggregate  purchase price of the 283,836 Shares owned by Monarch is
$818,735  (including  brokerage  commissions).  The Shares owned by Monarch were acquired with partnership funds.

Item 4.         PURPOSE OF TRANSACTION.

         The  Reporting  Persons  purchased  the Shares  based on the  Reporting
Persons'  belief  that  the  Shares,   when  purchased,   were  undervalued  and
represented an attractive investment opportunity.  Depending upon overall market conditions,  other investment  opportunities available to the Reporting Persons, and the  availability  of Shares at  prices  that  would  make the  purchase  of additional  Shares  desirable,  the  Reporting  Persons may endeavor to increase their position in the Issuer through, among other things, the purchase of Shares on the open market or in private transactions or otherwise, on such terms and at such times as the Reporting Persons may deem advisable.

         On May 10,  2006,  HVF  exercised  its rights as a  shareholder  of the
Issuer in  accordance  with the  Issuer's  by-laws  and  delivered a notice (the
"Notice") to the Issuer  nominating Paul D. Sonkin and James Chadwick as members of the Board of  Directors  of the Issuer to be voted on during the 2006  annual meeting of  stockholders  of the Company,  or any other meeting of  stockholders held in lieu thereof,  and any  adjournments,  postponements,  reschedulings  or continuations thereof (the "2006 Annual Meeting"). The Reporting Persons believe that the 2006 Annual  Meeting will be held on July 13, 2006,  with a record date of May 16, 2006. HVF also submitted its proposal  requesting  that all necessary corporate  actions  be taken  to  declassify  the  composition  of the  Board of
Directors  and  to  permit  cumulative  voting  in  the  election  of  directors
(together, the "Stockholder Proposals").  HVF, together with the other Reporting
Persons,  intend to solicit the Issuer's shareholders to vote for HVF's director nominees  and for the approval of the  Stockholder  Proposals at the 2006 Annual
Meeting.  A  copy  of  the  Notice  is  attached  hereto  as  Exhibit  1 and  is incorporated  herein by reference.  The Reporting Persons intend to file a proxy statement and solicit  proxies in support of their nominees and the  Stockholder
Proposals.   The  Reporting  Persons  also  entered  into  a  Joint  Filing  and
Solicitation Agreement on May 10, 2006, as amended, as further described in Item
6.

         On May 11,  2006,  Hummingbird  Management  sent a notice to the Issuer terminating its observation rights pursuant to a Confidentiality Agreement dated
March 29,  2006 (the  "Agreement")  by and  between  the Issuer and  Hummingbird
Management.  Hummingbird  Management  also  requested the Issuer to  immediately cease providing  Hummingbird  Management with any  Confidential  Information (as defined in the Agreement).

         No Reporting Person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs  (a) - (j) of Item
4 of  Schedule  13D  except as set forth in this  Schedule  13D or such as would occur  upon  completion  of any of the  actions  discussed  above.  Each  of the
Reporting  Persons  intends  to review  his/its  investment  in the  Issuer on a continuing  basis and engage in discussions with management and the Board of the
Issuer  concerning  the  business,  operations  and future  plans of the Issuer.

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 20 of 63 Pages
------------------------                                  ----------------------

Depending  on  various  factors  including,  without  limitation,  the  Issuer's financial  position  and  investment  strategy,  the price levels of the Shares,
conditions  in  the  securities   markets  and  general  economic  and  industry
conditions,  each of the  Reporting  Persons may in the future take such actions with  respect to his/its  investment  in the Issuer as he/it  deems  appropriate including, without limitation,  seeking additional Board representation,  making proposals  to the Issuer  concerning  changes to the  capitalization,  ownership structure or operations of the Issuer,  purchasing  additional  Shares,  selling some or all of his/its  Shares,  engaging in short  selling of or any hedging or similar  transaction  with respect to the Shares or changing  his/its  intention with respect to any and all matters referred to in Item 4.

Item 5.         INTEREST IN SECURITIES OF THE ISSUER.

         (a) The aggregate  percentage of Shares  reported  owned by each person named  herein is based upon  20,003,855  Shares  outstanding  as of December 31,
2005, as reported in the Issuer's  report for the period ended November 30, 2005 on Form 10-Q and field with the  Securities  and Exchange  Commission on January
17, 2006.

         As of the close of business on May 11,  2006,  each of HVF, HMF and HCF
beneficially  owned  775,581  Shares,   818,478  Shares  and  1,219,229  Shares,
respectively,  constituting  approximately  3.9%,  4.0% and  6.0% of the  Shares outstanding,  respectively.  Hummingbird Capital and Hummingbird Management,  as
the  general  partner  and  investment  manager  of each of  HVF,  HMF and  HCF, respectively,  may be deemed to beneficially  own the 2,813,288  Shares owned by
HVF, HMF and HCF, constituting approximately 14.0% of the Shares outstanding. As the managing member of each of Hummingbird  Management and Hummingbird  Capital,
Mr. Sonkin may be deemed to beneficially  own the 2,813,288 Shares owned by HVF,
HMF and HCF,  constituting  approximately 14.0% of the Shares  outstanding.  Mr.
Sonkin also has sole voting and dispositive  power with respect to 40,666 Shares held in his and Ms.  Sonkin's  IRA Accounts  and has  dispositive  power over an additional  43,100  Shares held in IRA Accounts of various other parties and for which Mr. Sonkin disclaims beneficial ownership.

         As of the close of business on May 11,  2006,  SVF  beneficially  owned
574,989  constituting  approximately  2.9%  of the  Shares  outstanding.  Summit
Capital and Summit Management,  as the general partner and investment manager of
SVF, respectively, may be deemed to beneficially own the 574,989 Shares owned by
SVF,  constituting  approximately  2.9%  of  the  Shares  outstanding.   As  the
co-managing member of each of Summit Management and Summit Capital,  each of Mr.
Williams and Ms.  Wallace may be deemed to  beneficially  own the 574,989 Shares owned by SVF, constituting approximately 2.9% of the Shares outstanding.

         As of the close of business on May 11, 2006, Monarch beneficially owned
283,836 Shares constituting approximately 1.4% of the Shares outstanding. As the general  partner  of  Monarch,  Chadwick  Capital  Management  may be  deemed to beneficially own the 283,836 Shares owned by Monarch, constituting approximately
1.4% of the Shares  outstanding.  As the co-managing members of Chadwick Capital
Management, each of Mr. Chadwick and Mr. Malad may be deemed to beneficially own the 283,836  Shares  owned by Monarch,  constituting  approximately  1.4% of the
Shares outstanding.

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 21 of 63 Pages
------------------------                                  ----------------------

         As of the close of business on May 11, 2006, the Committee beneficially
owned  3,672,113  Shares,   constituting   approximately  18.4%  of  the  Shares
outstanding.

         (b)  By  virtue  of  his  position  with  Hummingbird   Management  and
Hummingbird  Capital,  Mr.  Sonkin has the sole power to vote and dispose of the
Shares  beneficially owned by each of HVF, HCF and HMF reported in this Schedule
13D.  Mr.  Sonkin  also has sole  voting and  dispositive  power over the Shares deposited in his IRA  Accounts.  Mr. Sonkin  shares  dispositive  power over the
Shares  deposited  in his wife's IRA Account and IRA  Accounts of certain  other parties.

         By virtue of their position with Summit  Management and Summit Capital, each of Mr. Williams and Ms. Wallace has the shared power to vote and dispose of the Shares beneficially owned by SVF reported in this Schedule 13D

         By virtue of their position with Chadwick Capital  Management,  each of
Messrs.  Chadwick and Malad has the sole power to vote and dispose of the Shares beneficially owned by Monarch reported in this Schedule 13D.

         (c)  Schedule A annexed  hereto  lists all  transactions  in the Shares during the past sixty days by the Reporting  Persons.  All of such  transactions were effected in the open market.

         (d) No person  other  than the  Reporting  Persons is known to have the right to  receive,  or the power to direct the  receipt of  dividends  from,  or proceeds from the sale of, the Shares.

         (e) Not applicable.

Item 6.         CONTRACTS,  ARRANGEMENTS,  UNDERSTANDINGS OR RELATIONSHIPS  WITH
                RESPECT TO SECURITIES OF THE ISSUER.

         On May 10, 2006,  HVF, HCF, HMF,  Hummingbird  Management,  Hummingbird
Capital, Mr. Sonkin, SVF, Summit Management,  Summit Capital,  Monarch, Chadwick
Capital Management and Mr. Chadwick entered into a Joint Filing and Solicitation
Agreement.  On May 12, 2006,  the Joint Filing and  Solicitation  Agreement  was
amended to include Mr. Williams, Ms. Wallace and Mr. Malad. The Joint Filing and
Solicitation Agreement,  as amended,  provided that, among other things, (a) the parties  agreed to the joint filing on behalf of each of them of  statements  on
Schedule 13D with respect to the securities of Meade,  (b) the parties agreed to solicit  proxies or written  consents for the election of the  Nominees,  or any other person(s)  nominated by HVF to the Meade Board at the 2006 Annual Meeting,
(c) the parties agreed to solicit proxies or written  consents in support of the approval of the Stockholder Proposals, and (d) each of the Hummingbird Entities, the Summit Entities and the Monarch Entities, respectively,  agreed to pay a pro rata  portion  of all  expenses  incurred  in  connection  with  the  activities discussed  therein based on such parties' pro rata share of the aggregate number of shares  beneficially held by all such parties. A copy of the Joint Filing and
Solicitation  Agreement,  and its amendment, is attached hereto as Exhibit 3 and is incorporated herein by reference.

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 22 of 63 Pages
------------------------                                  ----------------------

         Other than as described herein,  there are no contracts,  arrangements, understandings  or  relationships  among the Reporting  Persons,  or between the
Reporting  Persons and any other person,  with respect to the  securities of the
Issuer.

Item 7.         MATERIAL TO BE FILED AS EXHIBITS.

Exhibit No.      Description
-----------      -----------

      1         Joint  Filing  Agreement  dated  November  30, 2004 by and among
                Hummingbird  Management,  LLC,  Hummingbird  Value  Fund,  L.P.,
                Hummingbird Mircocap Value Fund, L.P., Hummingbird  Concentrated
                Fund,  L.P,  Hummingbird  Capital,  LLC  and  Paul D.  Sonkin  -
                previously filed.

      2         Letter to the Board of Directors,  Meade Instrument Corp., dated
                January 19, 2006 - previously filed.

      3         Letter to the Board of Directors,  Meade Instrument Corp., dated
                January 30, 2006 - previously filed.

     4          Nomination  Letter  from  Hummingbird  Value  Fund,  L.P. to the
                Corporate  Secretary of Meade Instruments  Corp.,  dated May 10,
                2006,  nominating  Paul D.  Sonkin  and  James  B.  Chadwick  as directors of the Issuer and submitting other proposals.

     5          Joint Filing and  Solicitation  Agreement  dated May 10, 2006 by and among HVF, HCF,  HMF,  Hummingbird  Management,  Hummingbird
                Capital,  Mr. Sonkin,  SVF, Summit  Management,  Summit Capital,
                Monarch,  Chadwick  Capital  Management  and Mr.  Chadwick,  and
                amended as of May 11, 2006 to include Mr. Williams,  Ms. Wallace and Mr. Malad.

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 23 of 63 Pages
------------------------                                  ----------------------

                                   SIGNATURES

                  After reasonable  inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   May 12, 2006                     HUMMINGBIRD MANAGEMENT, LLC

                                          By: /s/ Paul D. Sonkin
                                              ----------------------------------
                                              Name: Paul D. Sonkin
                                              Title: Managing Member

                                          /s/ Paul D. Sonkin
                                          --------------------------------------
                                          PAUL D. SONKIN

                                          HUMMINGBIRD VALUE FUND, L.P.

                                          By: Hummingbird Capital, LLC

                                          By: /s/ Paul D. Sonkin
                                              ----------------------------------
                                              Name: Paul D. Sonkin
                                              Title: Managing Member

                                          HUMMINGBIRD MICROCAP VALUE FUND, L.P.

                                          By: Hummingbird Capital, LLC

                                          By: /s/ Paul D. Sonkin
                                              ----------------------------------
                                              Name: Paul D. Sonkin
                                              Title: Managing Member

                                          HUMMINGBIRD CONCENTRATED FUND, L.P.

                                          By: Hummingbird Capital, LLC

                                          By: /s/ Paul D. Sonkin
                                              ----------------------------------
                                              Name: Paul D. Sonkin
                                              Title: Managing Member

                                          HUMMINGBIRD CAPITAL, LLC

                                          By: /s/ Paul D. Sonkin
                                              ----------------------------------
                                              Name: Paul D. Sonkin
                                              Title: Managing Member

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 24 of 63 Pages
------------------------                                  ----------------------

                                          SUMMIT MANAGEMENT, LLC

                                          By:  /s/ Jennifer A. Wallace
                                              ----------------------------------
                                              Name:  Jennifer A. Wallace
                                              Title: Managing Member

                                          SUMMIT CAPITAL, LLC

                                          By:  /s/ Jennifer A. Wallace
                                              ----------------------------------
                                              Name:  Jennifer A. Wallace
                                              Title: Managing Member

                                          SUMMIT VALUE FUND, L.P.

                                          By: Summit Capital, LLC

                                          By:  /s/ Jennifer A. Wallace
                                              ----------------------------------
                                              Name:  Jennifer A. Wallace
                                              Title: Managing Member

                                          /s/ Arthur T. Williams, III
                                          --------------------------------------
                                          ARTHUR T. WILLIAMS, III

                                           /s/ Jennifer A. Wallace
                                          --------------------------------------
                                          JENNIFER A. WALLACE

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 25 of 63 Pages
------------------------                                  ----------------------

                                          MONARCH ACTIVIST PARTNERS LP

                                          By:   Chadwick Management, LLC

                                          By: /s/ James M. Chadwick
                                              ----------------------------------
                                              Name:  James M. Chadwick
                                              Title: Managing Member

                                          CHADWICK CAPITAL MANAGEMENT, LLC

                                          By: /s/ James M. Chadwick
                                              ----------------------------------
                                              Name:  James M. Chadwick
                                              Title: Managing Member

                                          /s/ James M. Chadwick
                                          --------------------------------------
                                          JAMES M. CHADWICK

                                           /s/ Sohail Malad
                                          --------------------------------------
                                          SOHAIL MALAD

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 26 of 63 Pages
------------------------                                  ----------------------

                                   SCHEDULE A
               TRANSACTIONS IN THE SHARES DURING THE PAST 60 DAYS

                                       1
--------------------------------------------------------------------------------
Shares of Common Stock              Price Per                  Date of
  Purchased/(sold)                   Share($)               Purchase/(sale)
--------------------------------------------------------------------------------

                          HUMMINGBIRD VALUE FUND, L.P.
                                      None
--------------------------------------------------------------------------------
       21,000                        2.949                       5/10/06
--------------------------------------------------------------------------------

                       HUMMINGBIRD CONCENTRATED FUND, L.P.
                                      None
--------------------------------------------------------------------------------
       13,680                        2.949                       5/10/06
--------------------------------------------------------------------------------

                      HUMMINGBIRD MICROCAP VALUE FUND, L.P.
                                      None

                           HUMMINGBIRD MANAGEMENT LLC
                                      None

                             HUMMINGBIRD CAPITAL LLC
                                      None

                                 PAUL D. SONKIN
--------------------------------------------------------------------------------
        2,000(1)                      2.52                        4/5/06
--------------------------------------------------------------------------------
(1)  Represents  shares  held  in an IRA  Account  over  which  Mr.  Sonkin  has dispositive power. Mr. Sonkin disclaims beneficial ownership of such shares.

                             SUMMIT VALUE FUND, L.P.
--------------------------------------------------------------------------------
        4,500                        2.823                       3/24/06
--------------------------------------------------------------------------------

                              SUMMIT MANAGEMENT LLC
                                      None

                               SUMMIT CAPITAL LLC
                                      None

                             ARTHUR T. WILLIAMS, III
                                      None

                               JENNIFER A. WALLACE
                                      None

                          MONARCH ACTIVIST PARTNERS LP
--------------------------------------------------------------------------------
      (1,000)                         3.05                       3/23/06
--------------------------------------------------------------------------------
        9,112                         2.66                       4/18/06

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 27 of 63 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
      186,345                         2.68                       4/19/06
--------------------------------------------------------------------------------
        3,300                         2.74                       4/20/06
--------------------------------------------------------------------------------
        5,976                         2.71                       4/21/06
--------------------------------------------------------------------------------
        2,000                         2.75                       4/24/06
--------------------------------------------------------------------------------
        3,800                         2.83                       4/25/06
--------------------------------------------------------------------------------
        2,400                         2.86                       4/26/06
--------------------------------------------------------------------------------
       10,199                         2.97                       4/28/06
--------------------------------------------------------------------------------
          200                         2.78                        5/4/06
--------------------------------------------------------------------------------
        8,304                         2.93                        5/9/06
--------------------------------------------------------------------------------
        6,900                         3.01                       5/11/06
--------------------------------------------------------------------------------

                         CHADWICK CAPITAL MANAGEMENT LLC
                                      None

                                JAMES M. CHADWICK
                                      None

                                  SOHAIL MALAD
                                      None

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 28 of 63 Pages
------------------------                                  ----------------------

                                  EXHIBIT INDEX

------------------------------------------------------------------------------------------
    EXHIBIT                                                             PAGE
------------------------------------------------------------------------------------------
1.  Joint Filing  Agreement  dated November 30, 2004 by and among       Previously filed
    Hummingbird  Management,  LLC,  Hummingbird Value Fund, L.P.,
    Hummingbird   Mircocap   Value   Fund,   L.P.,    Hummingbird
    Concentrated  Fund, L.P,  Hummingbird  Capital,  LLC and Paul
    Sonkin.
------------------------------------------------------------------------------------------
2.  Letter to the Board of  Directors,  Meade  Instrument  Corp.,       Previously filed
    dated January 19, 2006
------------------------------------------------------------------------------------------
3.  Letter to the Board of  Directors,  Meade  Instrument  Corp.,       Previously filed
    dated January 30, 2006
------------------------------------------------------------------------------------------
4.  Nomination  Letter from  Hummingbird  Value Fund, L.P. to the       29-58
    Corporate Secretary of Meade Instruments Corp., dated May 10,
    2006,  nominating  Paul D.  Sonkin and James M.  Chadwick  as directors of the Issuer and submitting other proposals.
------------------------------------------------------------------------------------------
5.  Joint Filing and Solicitation Agreement dated May 10, 2006 by       59-63
    and among HVF, HCF, HMF, Hummingbird Management,  Hummingbird
    Capital, Mr. Sonkin, SVF, Summit Management,  Summit Capital,
    Monarch, Chadwick Management and Mr. Chadwick, and amended as of May 11, 2006 to include Mr. Williams,  Ms. Wallace and Mr.
    Malad.
------------------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 29 of 63 Pages
------------------------                                  ----------------------

                                                                       Exhibit 4

                          HUMMINGBIRD VALUE FUND, L.P.
                          460 Park Avenue - 12th Floor
                            New York, New York 10022

                                                                    May 10, 2006

VIA FACSIMILE AND OVERNIGHT COURIER

Meade Instruments Corp.
6001 Oak Canyon
Irvine, CA 92618
Attention: Secretary

        RE:  NOTICE OF  NOMINATION  FOR ELECTION AS DIRECTORS AT THE 2006 ANNUAL
             MEETING OF STOCKHOLDERS OF MEADE INSTRUMENTS CORP.

Dear Sir:

         This letter is intended to serve as notice to Meade  Instruments  Corp.
("Meade") of the nomination by Hummingbird  Value Fund, L.P., a Delaware limited partnership  ("HVF"),  of two (2)  nominees  for  election to the Meade Board of
Directors  (the "Meade  Board") at the 2006 annual  meeting of  stockholders  of
Meade,  or any other  meeting  of  stockholders  held in lieu  thereof,  and any adjournments,  postponements,  reschedulings or continuations thereof (the "2006
Annual Meeting"). This letter is further intended to serve as notice to Meade of the submission of the proposals (the "Proposals") by HVF to be acted upon at the
2006 Annual Meeting to amend Meade's  Certificate of  Incorporation,  as amended
(the "Certificate of Incorporation"), and Amended and Restated Bylaws ("Bylaws")
to (i)  declassify  the  composition  of the  Meade  Board  and (ii)  allow  for cumulative voting in the election of directors.

         This letter and all Exhibits attached hereto are collectively  referred to as the "Notice." HVF and its affiliates,  Hummingbird Management LLC, Paul D.
Sonkin,  Hummingbird  Microcap Value Fund, L.P.,  Hummingbird  Capital,  LLC and
Hummingbird  Concentrated Fund, L.P.,  (collectively the "Hummingbird Entities")
are collectively the beneficial owners of 2,862,374 shares of common stock, $.01 par value per share of Meade (the "Common  Stock"),  representing  approximately
14.3% of the outstanding  shares of Common Stock, 2,000 shares of which are held of record by HVF.

NOMINATION FOR ELECTION TO THE MEADE BOARD

         Through  this  Notice,  HVF hereby  nominates  and  notifies you of its intent  to  nominate  Paul  D.  Sonkin  and  James  Chadwick  as  nominees  (the
"Nominees")  to be elected to the Meade  Board at the 2006 Annual  Meeting.  HVF
believes that the terms of two (2) Class II directors  currently  serving on the
Meade Board expire at the 2006 Annual Meeting. To the extent there are in excess of two (2)  vacancies  on the Meade  Board to be filled by  election at the 2006
Annual Meeting or Meade increases the size of the Meade Board above its existing size,  HVF reserves the right to nominate  additional  nominees to be elected to the Meade Board at the 2006 Annual Meeting. Additional nominations made pursuant to the preceding  sentence are without prejudice to the position of HVF that any attempt to increase the size of the current  Meade Board or to  reconstitute  or

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 30 of 63 Pages
------------------------                                  ----------------------

reconfigure  the classes on which the current  directors  serve  constitutes  an unlawful  manipulation of Meade's corporate  machinery.  If this Notice shall be deemed for any reason by a court of  competent  jurisdiction  to be  ineffective with  respect to the  nomination  of either of the  Nominees  at the 2006 Annual
Meeting,  or if any individual  Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining Nominee and  as to any  replacement  Nominee(s)  selected  by  HVF.  Below  please  find information  required by Regulation 14A of the Securities  Exchange Act of 1934,
as amended and other information concerning the Nominees.

         PAUL D. SONKIN (AGE 37) has served as the Chief  Investment  Officer to
HVF since its inception in 1999, to The  Hummingbird  Microcap  Value Fund,  LP,
since its inception in 2002, to The Hummingbird Concentrated Fund, LP, since its inception in 2004, and to The Tarsier Nanocap Value Fund, LP since its inception in 2005. He is currently an adjunct  professor at Columbia  University  Graduate
School of  Business,  where he teaches  courses on security  analysis  and value investing.  He is a member of the Board of Directors of Vodavi Technologies Inc.
(NASDAQ: VTEK), a company that designs, develops,  markets, and supports a broad range of  business  telecommunications  solutions.  He was  previously  a senior analyst and portfolio  manager at First Manhattan & Co., a firm that specializes in mid and  large  cap  value  investing.  Prior to that he was an  analyst  and portfolio  manager at Royce & Associates,  the  investment  advisor to the Royce
Funds. Royce & Associates practices small and micro cap value investing.  Before receiving an MBA from  Columbia  University,  Mr. Sonkin was employed at Goldman
Sachs & Co. and at the U.S. Securities and Exchange Commission.  Mr. Sonkin also graduated  from Adelphi  University  with a Bachelor of Arts in  Economics.  Mr.
Sonkin is also  co-author  of VALUE  INVESTING  FROM GRAHAM TO BUFFET AND BEYOND
(John Wiley and Sons, Inc. 2001).  The principal  business address of Mr. Sonkin is 460 Park  Avenue - 12th  Floor,  New  York,  New York  10022.  As of the date
hereof,  Mr.  Sonkin   beneficially  owns  2,862,374  shares  of  Common  Stock,
consisting  of 39,166 shares held directly by Mr. Sonkin in his IRA accounts and
2,823,208 shares beneficially owned by his affiliates  including but not limited
to  2,778,608   shares   beneficially   owned  by  Hummingbird   Management  LLC
("Hummingbird  Management")  (including  2,000  shares  held of  record by HVF), shares  held in IRA  Accounts  of Mr.  Sonkin's  wife,  and  shares  held in IRA
Accounts of various other parties over which Mr.  Sonkin has  dispositive  power and for which Mr. Sonkin  disclaims  beneficial  ownership for a total of 43,100 shares.  Mr. Sonkin may be deemed to  beneficially  own the 2,778,608  shares of
Common  Stock  beneficially  owned by  Hummingbird  Management  by virtue of his ability to vote and dispose of such shares. For information  regarding purchases and sales  during  the past two years by Mr.  Sonkin and his  affiliates  in the securities of Meade, please see EXHIBIT A.

         JAMES  CHADWICK  (AGE  32)  founded  Monarch  Activist  Partners  LP, a
Delaware  limited  partnership  ("Monarch"),  and has been its managing  partner since  its  formation.  Prior  to  that,  Mr.  Chadwick  founded  Pacific  Coast
Investment Partners, LLC, a hedge fund specializing in shareholder activism, and was its managing member from January 2003 through June 2005.  Prior to that, Mr.
Chadwick  was employed by  Relational  Investors,  LLC, a registered  investment
advisor   that   invests  in   companies   that  it  believes  can  be  improved
("Relational"),  as  an  analyst  from  April  1999  through  October  2002.  At
Relational,   he  participated  in  the  financial  analysis  and  execution  of
investments   selected  by  Relational   including  share   repurchases,   asset
restructurings,  debt refinancing,  spin-offs and acquisitions/divestitures.  He

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 31 of 63 Pages
------------------------                                  ----------------------

has been a Director of AirNet Systems, Inc., a specialty air carrier company for time-sensitive  deliveries  since  July  2005.  Mr.  Chadwick  also  served as a
Director of ImageWare Systems,  Inc., a software development company,  from June
2003 through  December 2003.  Mr.  Chadwick  graduated  Summa Cum Laude from the
University  of  California  Los Angeles with a Bachelor of Arts in History.  The principal  business address of Mr. Chadwick is 4510 Executive Drive,  Suite 200,
San Diego Ca 92121.  As of the date hereof,  Mr.  Chadwick does not directly own any securities of Meade nor has he made any purchases or sales of any securities of Meade  during  the past two years,  however,  Mr.  Chadwick  may be deemed to beneficially  own the 276,936  shares of Common Stock owned by Monarch by virtue of his ability to vote and dispose of such shares.

         On May 10, 2006, the Hummingbird Entities, Summit Street Value Fund, LP
("SVF"),  Summit Street  Management,  LLC ("Summit  Management"),  Summit Street
Capital, LLC ("Summit Capital" and together with SVF and Summit Management,  the
"Summit  Entities"),   Monarch,   Chadwick  Capital  Management  LLC  ("Chadwick
Management") and James Chadwick (together with Monarch and Chadwick  Management, the "Monarch  Entities",  and the Monarch Entities together with the Hummingbird
Entities  and the Summit  Entities,  collectively  referred  to as the  "Group")
entered into a Joint  Filing and  Solicitation  Agreement in which,  among other things,  (a) the parties agreed to the joint filing on behalf of each of them of statements  on Schedule 13D with  respect to the  securities  of Meade,  (b) the parties  agreed to solicit  proxies or written  consents for the election of the
Nominees, or any other person(s) nominated by HVF to the Meade Board at the 2006
Annual Meeting, (c) the parties agreed to solicit proxies or written consents in support  of the  approval  of the  Proposals,  and (d)  each of the  Hummingbird
Entities, the Summit Entities and the Monarch Entities, respectively,  agreed to pay a pro  rata  portion  of  all  expenses  incurred  in  connection  with  the activities  discussed  therein  based on such  parties'  pro  rata  share of the aggregate number of shares beneficially held by all such parties.

         Other than as stated above, there are no arrangements or understandings between HVF and each  Nominee or any other  person or persons  pursuant to which the nominations  described herein are to be made, other than the consents by the
Nominees  to be named as a nominee in this  Notice,  to be named as a nominee in any proxy statement to be filed by the Group in connection with the solicitation of Meade  stockholders and to serve as a director of Meade, if so elected.  Such consents are attached hereto as EXHIBIT B.

         Except as set forth in this Notice (including the Exhibits hereto), (i)
during the past 10 years, no Nominee has been convicted in a criminal proceeding
(excluding traffic violations or similar misdemeanors); (ii) no Nominee directly or indirectly  beneficially owns any securities of Meade;  (iii) no Nominee owns any securities of Meade which are owned of record but not beneficially;  (iv) no
Nominee has purchased or sold any securities of Meade during the past two years;
(v) no part of the  purchase  price or market value of the  securities  of Meade owned by any Nominee is represented by funds borrowed or otherwise  obtained for the purpose of  acquiring  or holding  such  securities;  (vi) no Nominee is, or
within  the  past  year  was,  a  party  to  any   contract,   arrangements   or
understandings  with  any  person  with  respect  to any  securities  of  Meade, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits,  or the giving or  withholding  of proxies;  (vii) no  associate of any
Nominee owns  beneficially,  directly or  indirectly,  any  securities of Meade;
(viii) no Nominee owns beneficially,  directly or indirectly,  any securities of any parent or subsidiary of Meade;  (ix) no Nominee or any of his associates was

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 32 of 63 Pages
------------------------                                  ----------------------

a party to any  transaction,  or  series  of  similar  transactions,  since  the beginning of Meade's last fiscal year, or is a party to any  currently  proposed transaction,  or series of similar  transactions,  to which  Meade or any of its subsidiaries  was or is to be a party,  in which  the  amount  involved  exceeds
$60,000;  (x) no  Nominee  or  any of his  associates  has  any  arrangement  or understanding  with any person with respect to any future employment by Meade or its affiliates, or with respect to any future transactions to which Meade or any of its affiliates will or may be a party;  and (xi) no Nominee has a substantial interest,  direct or indirect, by securities holdings or otherwise in any matter to be acted on at the 2006 Annual Meeting.

THE PROPOSALS

    1.   DECLASSIFY THE MEADE BOARD

         We request that all necessary  corporate actions be taken to declassify the composition of the Meade Board,  with each director being elected every year for a one-year term and until their  successors have been elected and qualified, and to amend  Section  6.01 of the  Certificate  of  Incorporation  and  Section
3.02(a)  of the Bylaws in  furtherance  thereof.  The  proposed  amendments  are attached hereto as Exhibit C(1).

         The reason for the above  amendment is to eliminate the  classification of the Board of Directors in order to enable  stockholders to hold all directors accountable on an annual basis.

    2.   ALLOW CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

         We  request  that all  necessary  corporate  actions be taken to permit cumulative  voting in the  election  of  directors  at every  annual  meeting of stockholders  of  Meade,  and  to  amend  Section  6.02  of the  Certificate  of
Incorporation  and  Section  3.03 of the  Bylaws  in  furtherance  thereof.  The proposed amendments are attached hereto as Exhibit C(2).

         The reason for the above amendment is to permit minority stockholders a greater opportunity to have the Board of Directors include one or more directors with an independent perspective.

   3.    Other than as disclosed in the Notice,  HVF has no material interest in the Proposals.

ADDITIONAL INFORMATION REGARDING HVF

         The information  concerning the stockholder  giving the Notice required by Article II, Sections 2.13 and 2.14 of the Bylaws is set forth below:

         THE NAME AND ADDRESS, AS BELIEVED TO APPEAR ON MEADE'S BOOKS, OF HVF IS
AS FOLLOWS:

         HUMMINGBIRD VALUE FUND, L.P.
         460 Park Avenue - 12th Floor
         New York, New York 10022

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 33 of 63 Pages
------------------------                                  ----------------------

         THE CLASS AND NUMBER OF SHARES OF COMMON  STOCK WHICH ARE  BENEFICIALLY
OWNED BY HVF ARE AS FOLLOWS:

         HVF hereby  represents  that it is the record holder of 2,000 shares of
Common  Stock and the  beneficial  owner of  775,581  shares of Common  Stock of
Meade.  The  Hummingbird  Entities  are  collectively  the  beneficial  owner of
2,862,374  shares of Common Stock. HVF believes that the Summit Entities and the
Monarch  Entities  are the  beneficial  owners of an  aggregate  of 574,989  and
276,936 shares of Common Stock, respectively.

         Please address any  correspondence  to HVF c/o Hummingbird  Value Fund,
L.P.  Attention:  Paul D. Sonkin,  telephone  (212)  750-7117,  facsimile  (212)
208-2456 (with a copy to our counsel, Olshan Grundman Frome Rosenzweig & Wolosky
LLP,  Park  Avenue  Tower,  65 East  55th  Street,  New  York,  New York  10022,
Attention:  Steve Wolosky,  Esq.,  telephone  (212)  451-2333,  facsimile  (212)
451-2222).  The giving of this  Notice is not an  admission  that any  purported procedures  for notice  concerning  the  nomination of directors to the Board or submissions of proposals for action at the 2006 Annual Meeting are legal,  valid or binding, and HVF reserves the right to challenge their validity.

                                                    Very truly yours,

                                                    HUMMINGBIRD VALUE FUND, L.P.
                                                    By: Hummingbird Capital, LLC

                                                    By: /s/ Paul D. Sonkin
                                                       -----------------------
                                                    Name: Paul D. Sonkin
                                                    Title: Managing Member

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 34 of 63 Pages
------------------------                                  ----------------------

                                    EXHIBIT A

                       TRANSACTIONS IN SECURITIES OF MEADE
                            DURING THE PAST TWO YEARS

EXCEPT AS OTHERWISE  SPECIFIED,  ALL  PURCHASES  AND SALES WERE MADE IN THE OPEN
MARKET.

  Class              Quantity              Price Per                Date of
of Security       Purchased/(sold)          Unit ($)             Purchase/sale
-----------       ----------------         ----------            -------------

I.      Hummingbird Value Fund, L.P.
-------------------------------------
Common Stock           10,000                 3.225               9/23/2004
Common Stock           48,600                 3.200               9/24/2004
Common Stock               20                 3.200               9/24/2004
Common Stock           37,500                 3.169               9/27/2004
Common Stock           10,000                 3.183               9/28/2004
Common Stock           10,000                 3.198               9/29/2004
Common Stock           12,500                 3.200               9/30/2004
Common Stock           51,000                 3.207               10/1/2004
Common Stock            3,500                 3.248              10/11/2004
Common Stock            2,500                 3.220              10/12/2004
Common Stock              250                 3.200              10/13/2004
Common Stock              738                 3.190              10/13/2004
Common Stock            1,750                 3.149              10/20/2004
Common Stock              150                 3.180              10/22/2004
Common Stock            1,250                 3.342              10/25/2004
Common Stock            1,800                 3.371              10/26/2004
Common Stock            4,500                 3.334              10/27/2004
Common Stock               60                 3.390              10/28/2004
Common Stock              750                 3.390              10/29/2004
Common Stock            6,000                 3.372               11/1/2004
Common Stock            3,500                 3.366               11/3/2004
Common Stock            1,325                 3.388               11/4/2004
Common Stock              750                 3.280               11/5/2004
Common Stock            5,200                 3.253               11/8/2004
Common Stock           14,700                 3.211               11/9/2004
Common Stock            6,030                 3.246              11/10/2004

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 35 of 63 Pages
------------------------                                  ----------------------

  Class              Quantity              Price Per                Date of
of Security       Purchased/(sold)          Unit ($)             Purchase/sale
-----------       ----------------         ----------            -------------

Common Stock              754                 3.308              11/15/2004
Common Stock            4,822                 3.306              11/16/2004
Common Stock           18,241                 3.299              11/16/2004
Common Stock            1,610                 3.149              11/24/2004
Common Stock          100,000                 3.300              11/24/2004
Common Stock            2,000                 3.110              11/24/2004
Common Stock            3,000                 3.196              11/26/2004
Common Stock            1,000                 3.136              11/26/2004
Common Stock            5,561                 3.132              11/29/2004
Common Stock              100                 3.195              11/29/2004
Common Stock           18,139                 3.195              11/29/2004
Common Stock           20,000                 3.250              12/17/2004
Common Stock           32,500                 3.300                1/3/2005
Common Stock              300                 3.110               2/15/2005
Common Stock            1,000                 3.057               2/24/2005
Common Stock              300                 3.050               2/25/2005
Common Stock            1,335                 3.048               2/28/2005
Common Stock            1,100                 3.048                3/1/2005
Common Stock              491                 3.011                3/2/2005
Common Stock            4,400                 2.929                3/3/2005
Common Stock            1,400                 2.929                3/4/2005
Common Stock              209                 2.900                3/7/2005
Common Stock              700                 2.887                3/8/2005
Common Stock              150                 2.910               3/10/2005
Common Stock              500                 2.864               3/11/2005
Common Stock              500                 2.836               3/15/2005
Common Stock            4,516                 2.745                4/1/2005
Common Stock            2,500                 2.845                4/4/2005
Common Stock            2,500                 2.871                4/5/2005
Common Stock            (100)                 2.870                4/6/2005
Common Stock            2,000                 2.866                4/6/2005
Common Stock              500                 2.830                4/7/2005
Common Stock            1,000                 2.815                4/8/2005

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 36 of 63 Pages
------------------------                                  ----------------------

  Class              Quantity              Price Per                Date of
of Security       Purchased/(sold)          Unit ($)             Purchase/sale
-----------       ----------------         ----------            -------------

Common Stock            1,000                 2.720               4/12/2005
Common Stock              400                 2.710               4/15/2005
Common Stock               63                 2.750               4/18/2005
Common Stock            3,600                 2.884               4/27/2005
Common Stock            1,200                 2.790               4/28/2005
Common Stock            1,500                 2.780                5/4/2005
Common Stock            6,000                 2.703                5/5/2005
Common Stock            6,170                 2.645                5/6/2005
Common Stock            8,100                 2.662                5/9/2005
Common Stock            4,900                 2.703               5/10/2005
Common Stock            1,550                 2.634               5/11/2005
Common Stock            1,000                 2.695               5/13/2005
Common Stock            2,800                 2.760               5/16/2005
Common Stock              700                 2.709               5/17/2005
Common Stock            2,350                 2.636               5/18/2005
Common Stock              500                 2.739               5/23/2005
Common Stock              500                 2.740                6/2/2005
Common Stock              500                 2.740                6/7/2005
Common Stock              515                 2.710                6/8/2005
Common Stock            5,000                 2.608                6/9/2005
Common Stock            2,000                 2.633               6/10/2005
Common Stock              900                 2.613               6/13/2005
Common Stock           49,000                 2.500               6/16/2005
Common Stock            2,000                 2.617               6/16/2005
Common Stock              600                 2.635                7/7/2005
Common Stock              500                 2.419               8/26/2005
Common Stock            1,500                 2.410               8/30/2005
Common Stock           33,333                 2.440                9/6/2005
Common Stock            3,333                 2.362                9/9/2005
Common Stock          166,666                 2.335               9/27/2005

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 37 of 63 Pages
------------------------                                  ----------------------

II.     Hummingbird Microcap Value Fund, L. P.
------------------------------------------------

Common Stock           10,000                 3.225               9/23/2004
Common Stock           48,600                 3.200               9/24/2004
Common Stock           37,500                 3.169               9/27/2004
Common Stock           10,000                 3.183               9/28/2004
Common Stock           10,000                 3.198               9/29/2004
Common Stock           12,500                 3.200               9/30/2004
Common Stock           51,000                 3.207               10/1/2004
Common Stock            3,500                 3.248              10/11/2004
Common Stock            2,500                 3.220              10/12/2004
Common Stock              738                 3.190              10/13/2004
Common Stock              250                 3.200              10/13/2004
Common Stock            1,750                 3.149              10/20/2004
Common Stock              150                 3.180              10/22/2004
Common Stock            1,250                 3.342              10/25/2004
Common Stock            1,700                 3.371              10/26/2004
Common Stock            4,495                 3.334              10/27/2004
Common Stock              750                 3.390              10/29/2004
Common Stock            6,000                 3.372               11/1/2004
Common Stock            5,363                 3.363               11/2/2004
Common Stock            3,500                 3.366               11/3/2004
Common Stock            1,326                 3.388               11/4/2004
Common Stock              750                 3.280               11/5/2004
Common Stock            5,200                 3.253               11/8/2004
Common Stock           14,700                 3.211               11/9/2004
Common Stock            6,029                 3.246              11/10/2004
Common Stock              754                 3.308              11/15/2004
Common Stock            4,635                 3.306              11/16/2004
Common Stock           17,535                 3.299              11/16/2004
Common Stock          100,000                 3.300              11/24/2004
Common Stock            1,585                 3.149              11/24/2004
Common Stock            2,000                 3.110              11/24/2004
Common Stock            3,000                 3.196              11/26/2004

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 38 of 63 Pages
------------------------                                  ----------------------

Common Stock            1,000                 3.136              11/26/2004
Common Stock            9,903                 3.132              11/29/2004
Common Stock           32,297                 3.195              11/29/2004
Common Stock           20,000                 3.250              12/17/2004
Common Stock           32,500                 3.300                1/3/2005
Common Stock              300                 3.110               2/15/2005
Common Stock              900                 3.080               2/16/2005
Common Stock            (200)                 3.190               2/16/2005
Common Stock            1,000                 3.057               2/24/2005
Common Stock              300                 3.050               2/25/2005
Common Stock            1,334                 3.048               2/28/2005
Common Stock            1,100                 3.048                3/1/2005
Common Stock              450                 3.011                3/2/2005
Common Stock            4,300                 2.929                3/3/2005
Common Stock            1,400                 2.929                3/4/2005
Common Stock              209                 2.900                3/7/2005
Common Stock              700                 2.887                3/8/2005
Common Stock              150                 2.910               3/10/2005
Common Stock              500                 2.864               3/11/2005
Common Stock            4,860                 2.873               3/14/2005
Common Stock              500                 2.836               3/15/2005
Common Stock            1,000                 2.830               3/16/2005
Common Stock            4,516                 2.745                4/1/2005
Common Stock            2,782                 2.845                4/4/2005
Common Stock            2,500                 2.871                4/5/2005
Common Stock            (100)                 2.870                4/6/2005
Common Stock            2,000                 2.866                4/6/2005
Common Stock              500                 2.830                4/7/2005
Common Stock            1,000                 2.815                4/8/2005
Common Stock            1,000                 2.720               4/12/2005
Common Stock              456                 2.710               4/15/2005
Common Stock               63                 2.750               4/18/2005
Common Stock            3,600                 2.884               4/27/2005
Common Stock            1,200                 2.790               4/28/2005
Common Stock            1,500                 2.780                5/4/2005

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 39 of 63 Pages
------------------------                                  ----------------------

Common Stock            5,600                 2.703                5/5/2005
Common Stock            6,170                 2.645                5/6/2005
Common Stock            8,000                 2.662                5/9/2005
Common Stock            4,900                 2.703               5/10/2005
Common Stock            1,550                 2.634               5/11/2005
Common Stock            1,000                 2.695               5/13/2005
Common Stock            2,800                 2.760               5/16/2005
Common Stock            2,350                 2.636               5/18/2005
Common Stock              500                 2.739               5/23/2005
Common Stock              500                 2.740                6/2/2005
Common Stock              500                 2.740                6/7/2005
Common Stock              515                 2.710                6/8/2005
Common Stock            5,000                 2.608                6/9/2005
Common Stock            2,000                 2.633               6/10/2005
Common Stock              900                 2.613               6/13/2005
Common Stock            2,000                 2.617               6/16/2005
Common Stock           50,000                 2.500               6/16/2005
Common Stock              600                 2.635                7/7/2005
Common Stock              500                 2.419               8/26/2005
Common Stock            1,500                 2.410               8/30/2005
Common Stock           33,333                 2.440                9/6/2005
Common Stock            3,333                 2.362                9/9/2005
Common Stock          166,667                 2.335               9/27/2005

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 40 of 63 Pages
------------------------                                  ----------------------

III.    Hummingbird Concentrated Fund, L.P.
----------------------------------------------

Common Stock           14,700                 3.211                11/9/2004
Common Stock            6,029                 3.246               11/10/2004
Common Stock              754                 3.308               11/15/2004
Common Stock            4,324                 3.299               11/16/2004
Common Stock            1,143                 3.306               11/16/2004
Common Stock            1,600                 3.325               11/17/2004
Common Stock           95,000                 3.300               11/18/2004
Common Stock            5,800                 3.110               11/24/2004
Common Stock          300,000                 3.300               11/24/2004
Common Stock            4,805                 3.149               11/24/2004
Common Stock            1,100                 3.136               11/26/2004
Common Stock            5,970                 3.196               11/26/2004
Common Stock           70,564                 3.195               11/29/2004
Common Stock           21,636                 3.132               11/29/2004
Common Stock           60,000                 3.250               12/17/2004
Common Stock          100,000                 3.300               12/29/2004
Common Stock          100,000                 3.300               12/30/2004
Common Stock           30,000                 3.300                 1/3/2005
Common Stock              400                 3.110                2/15/2005
Common Stock            1,000                 3.057                2/24/2005
Common Stock            1,331                 3.048                2/28/2005
Common Stock              450                 3.011                 3/2/2005
Common Stock            4,300                 2.929                 3/3/2005
Common Stock            1,000                 2.929                 3/4/2005
Common Stock              200                 2.900                 3/7/2005
Common Stock              700                 2.887                 3/8/2005
Common Stock              200                 2.910                3/10/2005
Common Stock              500                 2.864                3/11/2005
Common Stock              705                 2.836                3/15/2005
Common Stock            4,516                 2.745                 4/1/2005
Common Stock            2,078                 2.871                 4/5/2005
Common Stock            1,000                 2.866                 4/6/2005

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 41 of 63 Pages
------------------------                                  ----------------------

Common Stock            (100)                 2.870                 4/6/2005
Common Stock              474                 2.830                 4/7/2005
Common Stock            1,000                 2.790                4/11/2005
Common Stock            1,245                 2.790                4/28/2005
Common Stock            1,000                 2.780                 5/4/2005
Common Stock              700                 2.709                5/17/2005
Common Stock            2,000                 2.608                 6/9/2005
Common Stock              500                 2.633                6/10/2005
Common Stock            2,900                 2.668                 7/6/2005
Common Stock              800                 2.635                 7/7/2005
Common Stock            3,000                 2.620                 7/8/2005
Common Stock            1,000                 2.580                7/11/2005
Common Stock                9                 2.600                7/13/2005
Common Stock           10,300                 2.489                7/27/2005
Common Stock           63,100                 2.550                7/28/2005
Common Stock            2,400                 2.500                7/29/2005
Common Stock            4,500                 2.393                8/25/2005
Common Stock            1,531                 2.419                8/26/2005
Common Stock            2,000                 2.410                8/30/2005
Common Stock            4,730                 2.409                 9/2/2005
Common Stock           33,334                 2.440                 9/6/2005
Common Stock            3,334                 2.362                 9/9/2005
Common Stock          216,667                 2.335                9/27/2005

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 42 of 63 Pages
------------------------                                  ----------------------

IV.     Paul D. Sonkin
------------------------

Common Stock             5000                 3.190               11/24/2004
Common Stock            5,000                 3.190               11/24/2004
Common Stock           10,000                  3.25               11/24/2004
Common Stock (1)        1,000                 3.230               11/24/2004
Common Stock (2)        1,200                 3.250               11/24/2004
Common Stock (2)        2,500                 3.158               11/24/2004
Common Stock (2)        10000                 3.150               11/29/2004
Common Stock (2)        6,500                 3.121               11/29/2004
Common Stock            3,000                 3.090               01/14/2005
Common Stock            1,000                 2.970               03/03/2005
Common Stock (1)          500                 2.970               03/03/2005
Common Stock (2)          500                 2.970               03/03/2005
Common Stock (2)          500                  2.97               03/03/2005
Common Stock              901                 2.720               04/12/2005
Common Stock            5,000                 2.710                5/17/2005
Common Stock (2)          500                  2.69               07/05/2005
Common Stock            3,000                 2.510               07/27/2005
Common Stock (2)        5,000                 2.400                 9/9/2005
Common Stock (2)        3,000                  2.39                 9/9/2005
Common Stock (2)        1,200                  2.21                9/27/2005
Common Stock              765                 2.220               09/27/2005
Common Stock            1,000                  2.71               10/10/2005
Common Stock (2)          800                  2.71               10/10/2005
Common Stock (2)        2,500                  2.61               10/27/2005
Common Stock (2)        2,500                 2.650               11/03/2005
Common Stock            4,000                 2.610               11/04/2005
Common Stock (2)        3,000                 2.440                11/9/2005
Common Stock (2)        1,000                  2.86                11/9/2005
Common Stock              500                  2.54               11/11/2005
Common Stock (2)          300                  2.56               11/11/2005
Common Stock (2)          100                  2.65               12/22/2005
Common Stock (2)        2,000                  2.52                 4/5/2006

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 43 of 63 Pages
------------------------                                  ----------------------

(1)  Represents  shares  held in an IRA Account of Stacy  Sonkin,  spouse of Mr.
Sonkin, over which Mr. Sonkin has dispositive power.
(2) Represents  shares held in various IRA accounts  (other than that of Paul or
Stacy Sonkin) over which Mr. Sonkin has dispositive  power. Mr. Sonkin disclaims beneficial ownership of such shares.

V.      Hummingbird Management LLC
----------------------------------

                                      None
VI.     Hummingbird Capital, LLC
--------------------------------

                                      None

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 44 of 63 Pages
------------------------                                  ----------------------

VII.    Summit Street Value Fund, LP
------------------------------------

Common Stock            1,000                 3.185                9/14/2004
Common Stock              500                 3.240                9/23/2004
Common Stock            4,300                 3.177                9/27/2004
Common Stock            2,000                 3.208                9/30/2004
Common Stock            2,000                 3.220                10/1/2004
Common Stock              500                 3.210               10/13/2004
Common Stock            1,200                 3.309               11/12/2004
Common Stock            1,588                 3.163               11/30/2004
Common Stock              500                 3.200                12/1/2004
Common Stock            1,000                 3.285                12/2/2004
Common Stock            4,000                 3.306               12/22/2004
Common Stock            1,500                 3.290               12/23/2004
Common Stock            1,050                 3.263                 1/4/2005
Common Stock            2,179                 3.269                 1/6/2005
Common Stock            3,000                 3.208                 1/7/2005
Common Stock            3,500                 3.131                1/13/2005
Common Stock              500                 3.170                1/13/2005
Common Stock              500                 3.110                1/14/2005
Common Stock              100                 3.160                1/18/2005
Common Stock              500                 3.240                1/20/2005
Common Stock              500                 3.220                 2/1/2005
Common Stock            3,000                 3.190                 2/3/2005
Common Stock            1,500                 3.130                2/16/2005
Common Stock            1,000                 3.150                2/17/2005
Common Stock              100                 3.180                2/18/2005
Common Stock            1,000                 3.160                2/22/2005
Common Stock              600                 3.088                2/25/2005
Common Stock            1,500                 3.043                2/28/2005
Common Stock            1,500                 3.057                 3/1/2005
Common Stock            1,020                 3.010                 3/2/2005
Common Stock           13,000                 2.985                 3/3/2005
Common Stock            1,500                 2.940                 3/4/2005

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 45 of 63 Pages
------------------------                                  ----------------------

Common Stock            3,449                 2.893                3/11/2005
Common Stock            2,000                 2.880                3/14/2005
Common Stock            2,000                 2.853                3/15/2005
Common Stock            3,500                 2.839                3/16/2005
Common Stock            1,800                 2.931                3/17/2005
Common Stock              500                 2.850                3/18/2005
Common Stock            1,000                 2.930                3/22/2005
Common Stock            1,128                 2.899                3/23/2005
Common Stock              500                 2.800                3/30/2005
Common Stock            3,350                 2.874                 4/5/2005
Common Stock            1,500                 2.867                 4/6/2005
Common Stock              800                 2.806                 4/8/2005
Common Stock              400                 2.710                4/12/2005
Common Stock              620                 2.818                4/13/2005
Common Stock            1,000                 2.855                4/20/2005
Common Stock              600                 2.878                4/25/2005
Common Stock            3,900                 2.877                4/27/2005
Common Stock            3,936                 2.805                4/28/2005
Common Stock              463                 2.850                4/29/2005
Common Stock            2,000                 2.865                 5/2/2005
Common Stock              200                 2.840                 5/3/2005
Common Stock            2,000                 2.775                 5/4/2005
Common Stock            1,900                 2.699                 5/5/2005
Common Stock            1,000                 2.660                 5/6/2005
Common Stock            2,500                 2.682                 5/9/2005
Common Stock            1,500                 2.690                5/10/2005
Common Stock              637                 2.636                5/11/2005
Common Stock               26                 2.730                5/13/2005
Common Stock            1,500                 2.653                 6/7/2005
Common Stock              526                 2.668                 6/8/2005
Common Stock              500                 2.660                 6/9/2005
Common Stock            1,000                 2.845                6/28/2005
Common Stock            1,500                 2.753                6/29/2005
Common Stock            1,500                 2.683                6/30/2005

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 46 of 63 Pages
------------------------                                  ----------------------

Common Stock            1,056                 2.660                 7/5/2005
Common Stock            1,877                 2.665                 7/6/2005
Common Stock              500                 2.710                 7/7/2005
Common Stock            1,800                 2.598                 7/8/2005
Common Stock              500                 2.610                7/11/2005
Common Stock            6,000                 2.648                7/12/2005
Common Stock              500                 2.630                7/13/2005
Common Stock            1,600                 2.677                7/14/2005
Common Stock              200                 2.630                7/18/2005
Common Stock              500                 2.620                7/19/2005
Common Stock            1,023                 2.614                7/21/2005
Common Stock            1,000                 2.595                7/22/2005
Common Stock              200                 2.570                7/25/2005
Common Stock            1,000                 2.500                7/26/2005
Common Stock            1,149                 2.512                7/27/2005
Common Stock            5,000                 2.579                7/28/2005
Common Stock            1,215                 2.592                 8/1/2005
Common Stock              600                 2.520                 8/4/2005
Common Stock              100                 2.510                 8/5/2005
Common Stock              500                 2.520                 8/9/2005
Common Stock              544                 2.500                8/10/2005
Common Stock              495                 2.510                8/19/2005
Common Stock              600                 2.378                8/25/2005
Common Stock              146                 2.420                8/29/2005
Common Stock               12                 2.280                9/27/2005
Common Stock          500,000                 2.340                9/27/2005
Common Stock        (125,000)                 3.270                 2/8/2006
Common Stock           60,000                 2.970                 3/9/2006
Common Stock            4,500                 2.823                3/24/2006

VIII.   Summit Street Management, LLC
-------------------------------------
                                      None

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 47 of 63 Pages
------------------------                                  ----------------------

VIII   Summit Street Capital, LLC
----------------------------------
                                      None

IX.     Monarch Activist Partners LP
------------------------------------

Common Stock          125,000                  3.27                2/8/2006
Common Stock          (5,000)                  3.10               2/22/2006
Common Stock          (1,800)                  3.07               2/27/2006
Common Stock          (5,300)                  3.00                3/6/2006
Common Stock          (5,000)                  3.00                3/8/2006
Common Stock          (1,600)                  2.99                3/9/2006
Common Stock         (60,000)                  2.97                3/9/2006
Common Stock          (1,000)                  3.05               3/23/2006
Common Stock            9,112                  2.66               4/18/2006
Common Stock          186,345                  2.68               4/19/2006
Common Stock            3,300                  2.74               4/20/2006
Common Stock            5,976                  2.71               4/21/2006
Common Stock            2,000                  2.75               4/24/2006
Common Stock            3,800                  2.83               4/25/2006
Common Stock            2,400                  2.86               4/26/2006
Common Stock           10,199                  2.97               4/28/2006
Common Stock              200                  2.78                5/4/2006
Common Stock            8,304                  2.93                5/9/2006

X.      Chadwick Capital Management LLC
---------------------------------------
                                      None

XI.     James Chadwick
---------------------------------------
                                      None

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 48 of 63 Pages
------------------------                                  ----------------------

                                    EXHIBIT B

                                NOMINEE CONSENTS

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 49 of 63 Pages
------------------------                                  ----------------------

                                 PAUL D. SONKIN
                        c/o Hummingbird Value Fund, L.P.
                          460 Park Avenue - 12th Floor
                            New York, New York 10022

                                                                    May 10, 2006

Meade Instruments Corp.
6001 Oak Canyon
Irvine, CA 92618
Attention: Secretary

Dear Sir:

         You are hereby  notified  that the  undersigned  consents  to (i) being named as a nominee  in the notice  provided  by  Hummingbird  Value  Fund,  L.P.
("HVF") of its  intention  to nominate  the  undersigned  as a director of Meade
Instruments Corp.  ("Meade") at the 2006 annual meeting of stockholders,  or any other  meeting  of  stockholders  held in lieu  thereof,  and any  adjournments,
postponements,   reschedulings  or  continuations   thereof  (the  "2006  Annual
Meeting"),  (ii) being named as a nominee in any proxy statement filed by HVF in connection with the  solicitation of proxies or written consents for election of the undersigned at the 2006 Annual  Meeting,  and (iii) serving as a director of
Meade if elected at the 2006 Annual Meeting.

                                                   Very truly yours,

                                                   /s/ Paul D. Sonkin
                                                   ----------------------
                                                   Paul D. Sonkin

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 50 of 63 Pages
------------------------                                  ----------------------

                                 JAMES CHADWICK
                        C/O MONARCH ACTIVIST PARTNERS LP
                         4510 EXECUTIVE DRIVE, SUITE 200
                               SAN DIEGO, CA 92121

                                                                    May 10, 2006

Meade Instruments Corp.
6001 Oak Canyon
Irvine, CA 92618
Attention: Secretary

Dear Sir:

         You are hereby  notified  that the  undersigned  consents  to (i) being named as a nominee  in the notice  provided  by  Hummingbird  Value  Fund,  L.P.
("HVF") of its  intention  to nominate  the  undersigned  as a director of Meade
Instruments Corp.  ("Meade") at the 2006 annual meeting of stockholders,  or any other  meeting  of  stockholders  held in lieu  thereof,  and any  adjournments,
postponements,   reschedulings  or  continuations   thereof  (the  "2006  Annual
Meeting"),  (ii) being named as a nominee in any proxy statement filed by HVF in connection with the  solicitation of proxies or written consents for election of the undersigned at the 2006 Annual  Meeting,  and (iii) serving as a director of
Meade if elected at the 2006 Annual Meeting.

                                                   Very truly yours,

                                                   /s/ James Chadwick
                                                   -------------------------
                                                   James Chadwick

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 51 of 63 Pages
------------------------                                  ----------------------

                                   Exhibit C-1

Amendment to the Certificate of Incorporation

         Section 6.1 to be amended and restated as follows:

         "Section  6.1 ELECTION OF  DIRECTORS.  Each  director  shall be elected annually  and shall  serve for a one-year  term  until the next  annual
         meeting  of  stockholders  of  the  Corporation.   Notwithstanding  the
         foregoing,  each of the directors of the Corporation  shall hold office until his successor shall have been duly elected and qualified or until he shall  resign or shall have been  removed in the manner  hereinafter provided."

Amendment to Amended and Restated Bylaws

         Section 3.02(a) to be amended and restated as follows:

         "Section  3.02(a) The number of directors of the Corporation  shall not be less  than  three  (3) nor more than  fifteen  (15),  with the exact number  of  directors  to be  determined  from  time to time  solely by resolution  adopted  by  the  affirmative  vote  of a  majority  of the directors  then in office.  The exact number of directors  shall be six
         (6) until changed,  within the limits  specified  above, by resolution, duly approved by the Board of Directors. The maximum and minimum number of directors  permitted under these Bylaws may not be amended without a duly adopted  amendment to these Bylaws approved in accordance with the provisions of the  Corporation's  Certificate  of  Incorporation.  Each
         director shall be elected  annually and shall serve for a one-year term until the next  annual  meeting  of  stockholders  of the  Corporation.
         Notwithstanding the foregoing, each of the directors of the Corporation shall hold office until his successor  shall have been duly elected and qualified  or until he shall  resign or shall have been  removed in the manner hereinafter provided."

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 52 of 63 Pages
------------------------                                  ----------------------

                                   Exhibit C-2

Amendment to the Certificate of Incorporation

         Section 6.2 to be amended and restated as follows:

         "Section 6.2:  CUMULATIVE  VOTING. At all elections of directors of the corporation  each  holder  of stock or of any  class or  classes  or of series or series  thereof  shall be  entitled to as many votes as shall equal the  number  of votes  which  (except  for such  provision  as to cumulative  voting)  such  holder  would  be  entitled  to cast for the election of  directors  with respect to such  holder's  shares of stock multiplied by the number of directors to be elected by such holder, and that such  holder may cast all of such votes for a single  director  or may  distribute  them among the number to be voted for, or for any 2 or more of them as such holder may see fit ("Cumulative Voting")."

Amendment to Amended and Restated Bylaws

         Section 3.03 to be amended and restated as follows:

         "Section 3.03 ELECTION OF DIRECTORS.  The directors shall be elected by the stockholders of the  Corporation,  and at each election the persons receiving the greatest  number of votes,  up to the number of directors then to be elected,  shall be the persons then elected. The election of directors is subject to any provisions  contained in the Certificate of
         Incorporation  relating  thereto,  including  provisions for cumulative voting (as such term is defined therein)."

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 53 of 63 Pages
------------------------                                  ----------------------

                                                                       Exhibit 5

                    JOINT FILING AND SOLICITATION AGREEMENT

         WHEREAS,  certain  of  the  undersigned  are  stockholders,  direct  or beneficial, of Meade Instruments Corp., a Delaware corporation ("Meade");

         WHEREAS, Hummingbird Management LLC ("Hummingbird Management"), Paul D.
Sonkin,  Hummingbird  Capital,  LLC ("Hummingbird  Capital"),  Hummingbird Value
Fund, L.P. ("HVF"),  Hummingbird Microcap Value Fund, L.P. ("HMF"),  Hummingbird
Concentrated  Fund,  L.P.,  ("HCF" and  together  with  Hummingbird  Management,
Hummingbird  Capital,  HVF, HMF and Mr.  Sonkin,  the  "Hummingbird  Entities"),
Summit Street Value Fund, LP ("SVF"),  Summit  Street  Management,  LLC ("Summit
Management"), Summit Street Capital, LLC ("Summit Capital" and together with SVF and Summit Management,  the "Summit Entities"), and Monarch Activist Partners LP
("Monarch"),  Chadwick  Capital  Management LLC  ("Chadwick  Capital") and James
Chadwick  (together with Monarch and Chadwick Capital,  the "Monarch  Entities")
wish to form a group for the purpose of seeking  representation  on the Board of
Directors  of Meade and  submitting  proposals  at the 2006  annual  meeting  of stockholders  of  Meade,  or any  other  meeting  of  stockholders  held in lieu thereof,  and any  adjournments,  postponements,  reschedulings or continuations thereof (the "2006 Annual Meeting");

         WHEREAS,  HVF intends to nominate Paul D. Sonkin and James  Chadwick as nominees  to be elected to the Board of  Directors  of Meade at the 2006  Annual
Meeting and to submit  proposals at the 2006 Annual  Meeting to  declassify  the
Meade Board of  Directors  and to permit  cumulative  voting in the  election of directors.

         NOW, IT IS AGREED, this 10th day of May 2006 by the parties hereto:

         1. In  accordance  with  Rule  13d-1(k)(1)(iii)  under  the  Securities
Exchange Act of 1934, as amended (the "Exchange  Act"),  each of the undersigned
(collectively, the "Group") agrees to the joint filing on behalf of each of them of  statements  on Schedule 13D with respect to the  securities  of Meade to the extent required under applicable securities laws. Each of the undersigned agrees to the joint filing of any necessary amendments to the Schedule 13D. Each member of the Group shall be responsible  for the accuracy and  completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

         2. So long as this  Agreement  is in  effect,  none of the  undersigned shall be permitted to, directly or indirectly, offer, sell, dispose of, transfer or hypothecate any securities of Meade without the prior written consent of each of the undersigned.

         3. So long as this  Agreement  is in  effect,  each of the  undersigned shall provide written notice to Olshan  Grundman Frome  Rosenzweig & Wolosky LLP
("Olshan") of (a) any of their  purchases or sales of securities of Meade or (b)
any  securities  of Meade  over which  they  acquire  or  dispose of  beneficial ownership.  Notice  shall  be  given no later  than 24  hours  after  each  such transaction.

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 54 of 63 Pages
------------------------                                  ----------------------

         4.  Each  of the  undersigned  agrees  to form  The  Meade  Full  Value
Committee  (the  "Committee")  for the purpose of soliciting  proxies or written consents for (i) the election of Paul D. Sonkin and James Chadwick, or any other person(s)  nominated  by HVF,  to the  Board of  Directors  of Meade at the 2006
Annual  Meeting and (ii) the  approval of  proposals  to be  submitted by HVF to eliminate the classified board of directors and permit  cumulative voting in the election of directors.

         5.  Each of the  Hummingbird  Entities,  Summit  Entities  and  Monarch
Entities, respectively,  agrees to pay directly a pro rata share of all expenses incurred in connection  with the  activities  discussed  herein based on its pro rata share of the  aggregate  number of shares held by all members of the Group.
The  determination  of shares  held by a member of the Group shall be based upon the  greatest  number of shares held at any time  following  the date hereof and prior to the  termination  of such  party's  obligations  under  this  Agreement pursuant to Section 10 hereof.  In  addition to the other  expenses to be shared pursuant to this  Section 5, the  reasonable  legal fees and expenses of each of the parties hereto shall be considered a Group expense.

         6. Each of the undersigned agrees that any SEC filing, press release or stockholder  communication  proposed  to be made or issued by the  Committee  in connection with the Group's  activities set forth herein shall be first approved by each of Hummingbird Management, Monarch and SVF, or their representatives.

         7. The  relationship of the parties hereto shall be limited to carrying on the business discussed herein in accordance with the terms of this Agreement.
Such  relationship  shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described  herein.  Nothing herein shall be construed to authorize  any party to act as an agent for any other party,  or to create a joint venture or partnership, or to constitute an indemnification.

         8. This Agreement may be executed in counterparts,  each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

         9. In the event of any dispute  arising out of the  provisions  of this
Agreement,  the parties hereto consent and submit to the exclusive  jurisdiction of the Federal and State Courts in the State of New York.

         10.  Any party  hereto may  terminate  his/its  obligations  under this
Agreement  only after the earlier of (a) the first  business day  following  the conclusion of the 2006 Annual Meeting, or (b) on 24 hours' written notice to all other  parties,  with a copy by fax to Steve  Wolosky at Olshan,  Fax No.  (212)
451-2222.

         11. Each party  acknowledges  that Olshan shall act as counsel for both the Group and the Hummingbird Entities.

         12. Each of the  undersigned  parties hereby agrees that this Agreement
shall  be  filed  as  an  exhibit  to  the   Schedule   13D   pursuant  to  Rule
13d-1(k)(1)(iii) under the Exchange Act.

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 55 of 63 Pages
------------------------                                  ----------------------

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                   HUMMINGBIRD MANAGEMENT LLC

                                   By:   /s/ Paul D. Sonkin
                                      ------------------------------------
                                   Name:  Paul D. Sonkin
                                   Title: Managing Member

                                   /s/ Paul D. Sonkin
                                   ---------------------------------------
                                   PAUL D. SONKIN

                                   HUMMINGBIRD VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By:   /s/ Paul D. Sonkin
                                      ------------------------------------
                                   Name:  Paul D. Sonkin
                                   Title: Managing Member

                                   HUMMINGBIRD MICROCAP VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By:   /s/ Paul D. Sonkin
                                      ------------------------------------
                                   Name:  Paul D. Sonkin
                                   Title: Managing Member

                                   HUMMINGBIRD CONCENTRATED FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By:   /s/ Paul D. Sonkin
                                      ------------------------------------
                                   Name:  Paul D. Sonkin
                                   Title: Managing Member

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 56 of 63 Pages
------------------------                                  ----------------------

                                   HUMMINGBIRD CAPITAL, LLC

                                   By:   /s/ Paul D. Sonkin
                                      ------------------------------------
                                   Name:  Paul D. Sonkin
                                   Title: Managing Member

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 57 of 63 Pages
------------------------                                  ----------------------

                                   SUMMIT STREET VALUE FUND, LP

                                   By:  /s/ Jennifer A. Wallace
                                      ------------------------------------
                                   Name:   Jennifer A. Wallace
                                   Title:  Managing Member

                                   SUMMIT STREET MANAGEMENT, LLC

                                   By:  /s/ Jennifer A. Wallace
                                      ------------------------------------
                                   Name:   Jennifer A. Wallace
                                   Title:  Managing Member

                                   SUMMIT STREET CAPITAL, LLC

                                   By:  /s/ Jennifer A. Wallace
                                      ------------------------------------
                                   Name:   Jennifer A. Wallace
                                   Title:  Managing Member

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 58 of 63 Pages
------------------------                                  ----------------------

                                   MONARCH ACTIVIST PARTNERS LP

                                   By: Chadwick Capital Management LLC

                                   By:  /s/ James Chadwick
                                      ------------------------------------
                                   Name:  James Chadwick
                                   Title: Managing Member

                                   CHADWICK CAPITAL MANAGEMENT LLC

                                   By:  /s/ James Chadwick
                                      ------------------------------------
                                   Name:  James Chadwick
                                   Title: Managing Member

                                   /s/ James Chadwick
                                   ---------------------------------------
                                   JAMES CHADWICK

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 59 of 63 Pages
------------------------                                  ----------------------

                                 AMENDMENT NO. 1

                                       TO

                     JOINT FILING AND SOLICITATION AGREEMENT

         WHEREAS,  certain  of  the  undersigned  are  stockholders,  direct  or beneficial,  of Meade  Instruments  Corporation,  a  Delaware  corporation  (the
"Company");

         WHEREAS, Hummingbird Management LLC ("Hummingbird Management"), Paul D.
Sonkin,  Hummingbird  Capital,  LLC ("Hummingbird  Capital"),  Hummingbird Value
Fund, L.P. ("HVF"),  Hummingbird Microcap Value Fund, L.P. ("HMF"),  Hummingbird
Concentrated  Fund,  L.P.,  ("HCF" and  together  with  Hummingbird  Management,
Hummingbird  Capital,  HVF, HMF and Mr.  Sonkin,  the  "Hummingbird  Entities"),
Summit Street Value Fund, LP ("SVF"),  Summit  Street  Management,  LLC ("Summit
Management"), Summit Street Capital, LLC ("Summit Capital" and together with SVF and Summit Management,  the "Summit Entities"), and Monarch Activist Partners LP
("Monarch"), Chadwick Capital Management LLC ("Chadwick Capital Management") and
James M. Chadwick  (together with Monarch and Chadwick Capital  Management,  the
"Monarch  Entities")  are parties to that certain Joint Filing and  Solicitation
Agreement  dated May 10,  2006 (the  "Agreement")  for the  purposes  of seeking representation on the Board of Directors of the Company and submitting proposals at the 2006 annual meeting of stockholders of the Company,  or any other meeting of  stockholders  held in lieu  thereof,  and any  adjournments,  postponements, reschedulings or continuations thereof (the "2006 Annual Meeting");

         WHEREAS,  the  Hummingbird  Entities,  Summit  Entities and the Monarch
Entities desire to include Arthur T. Williams, III and Jennifer A. Wallace, each a  co-managing  member of Summit  Management,  and Sohail  Malad,  a co-managing member of Chadwick Capital  Management,  as participant in the Group and each of
Messrs.  Williams  and Malad and Ms.  Wallace  has  agreed to be  parties to the
Agreement.

         NOW, IT IS AGREED, this 12th day of May 2006 by the parties hereto:

        1.      Capitalized  terms used  herein and not  defined  shall have the same meaning assigned in the Agreement.

        2.      Each of Arthur T. Williams,  III, Jennifer A. Wallace and Sohail
Malad is hereby made a party to the  Agreement,  and references to the terms (i)
"Summit Entities" shall include Arthur R. Williams,  III and Jennifer A. Wallace and (ii) "Monarch Entities" shall include Sohail Malad.

         3.     Except  as  modified  above,  the terms  and  conditions  of the
Agreement are hereby confirmed and shall remain in full force and effect.

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 60 of 63 Pages
------------------------                                  ----------------------

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                          HUMMINGBIRD MANAGEMENT, LLC

                                          By:    /s/ Paul D. Sonkin
                                              ----------------------------------
                                              Name:  Paul D. Sonkin
                                              Title: Managing Member

                                             /s/ Paul D. Sonkin
                                          --------------------------------------
                                          PAUL D. SONKIN

                                          HUMMINGBIRD VALUE FUND, L.P.

                                          By: Hummingbird Capital, LLC

                                          By:    /s/ Paul D. Sonkin
                                              ----------------------------------
                                              Name:  Paul D. Sonkin
                                              Title: Managing Member

                                          HUMMINGBIRD MICROCAP VALUE FUND, L.P.

                                          By: Hummingbird Capital, LLC

                                          By:    /s/ Paul D. Sonkin
                                              ----------------------------------
                                              Name:  Paul D. Sonkin
                                              Title: Managing Member

                                          HUMMINGBIRD CONCENTRATED FUND, L.P.

                                          By: Hummingbird Capital, LLC

                                          By:    /s/ Paul D. Sonkin
                                              ----------------------------------
                                              Name:  Paul D. Sonkin
                                              Title: Managing Member

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 61 of 63 Pages
------------------------                                  ----------------------

                                          HUMMINGBIRD CAPITAL, LLC

                                          By:  /s/ Paul D. Sonkin
                                              ----------------------------------
                                              Name: Paul D. Sonkin
                                              Title: Managing Member

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 62 of 63 Pages
------------------------                                  ----------------------

                                          SUMMIT MANAGEMENT, LLC

                                          By:   /s/ Jennifer A. Wallace
                                              ----------------------------------
                                              Name:  Jennifer A. Wallace
                                              Title: Managing Member

                                          SUMMIT CAPITAL, LLC

                                          By:   /s/ Jennifer A. Wallace
                                              ----------------------------------
                                              Name:  Jennifer A. Wallace
                                              Title: Managing Member

                                          SUMMIT VALUE FUND, L.P.

                                          By: Summit Capital, LLC

                                          By:   /s/ Jennifer A. Wallace
                                              ----------------------------------
                                              Name:  Jennifer A. Wallace
                                              Title: Managing Member

                                           /s/ Arthur T. Williams, III
                                          --------------------------------------
                                          ARTHUR T. WILLIAMS, III

                                            /s/  Jennifer A. Wallace
                                          --------------------------------------
                                          JENNIFER A. WALLACE

------------------------                                  ----------------------
CUSIP No. 583062104                   13D                    Page 63 of 63 Pages
------------------------                                  ----------------------

                                          MONARCH ACTIVIST PARTNERS LP

                                          By:   Chadwick Management, LLC

                                          By:   /s/ James B. Chadwick
                                              ----------------------------------
                                              Name:   James B. Chadwick
                                              Title:  Managing Member

                                          CHADWICK MANAGEMENT, LLC

                                          By:   /s/ James B. Chadwick
                                              ----------------------------------
                                              Name:   James B. Chadwick
                                              Title:  Managing Member

                                           /s/ James B. Chadwick
                                          --------------------------------------
                                          JAMES B. CHADWICK

                                            /s/ Sohail Malad
                                          --------------------------------------
                                          SOHAIL MALAD